EXHIBIT 4.1

SECURED

PROMISSORY NOTE

US $500,000.00

FOR VALUE RECEIVED, GelTech Solutions, Inc.  ("Maker"), promises to pay to Michael L. Reger (together with its successors and permitted assigns, "Payee"), the principal sum of U.S.$500,000,00, together with interest as provided in this Note (such outstanding principal amount, the "Loan"), as follows:

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Interest. Maker shall pay interest on the unpaid principal amount outstanding from time to time hereunder at a rate per annum equal to LIBOR (as determined for each Interest Period) plus two percent (2.00%) (the "Interest Rate").  As used herein, (a) "Interest Payment Date" means each September 30, December 31, March 31 and June 30, (b) "Interest Period" means, initially, the period commencing on the date hereof and ending on the next succeeding Interest Payment Date, and thereafter, each period commencing on the last day of the preceding Interest Period and ending on the next succeeding Interest Payment Date; provided that no Interest Period may end after the Final Maturity Date (and any Interest Period that would otherwise end after the Final Maturity Date will be adjusted to end on the Final Maturity Date), and (c) "LIBOR" means, for any Interest Period, the rate published by The Wall Street Journal (Western Edition) two (2) business days prior to the first day of such Interest Period under the heading "Money Rates" and "London Interbank Offered Rates (LIBOR)" for a term of three months (provided that, in the event that the "London Interbank Offered Rates" are not published in The Wall Street Journal on any date of determination hereunder, the Interest Rate for the applicable Interest Period shall be (x) the rate per annum determined by Payee as the rate of interest at which deposits for delivery on the first day of such Interest Period, in same day funds in the approximate amount of the unpaid principal amount outstanding at such time, and with a term of three months, would be offered by Bank of America, N.A.'s London Branch to major banks in the London or other offshore interbank market at their request at approximately 4:00 p.m. (London time) two business days prior to the first day of such Interest Period, plus (y) two percent (2.00%); provided further that in no event shall the Interest Rate exceed seven percent (7%)). The Interest Rate shall apply both before and after Payee obtains any judgment on this Note and shall be payable on each Interest Payment Date and upon the Final Maturity Date (or if any such day is not a business day, then the immediately preceding business day). Interest shall accrue from the date hereof and shall continue to accrue, on the basis of a 365 day year, on the outstanding principal through (but not including) the date upon which such principal is paid in full.

2.

Maturity and Acceleration. Maker shall repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest at the Interest Rate to (but not including) the date of payment and all costs, expenses, and other sums then due under this Note (collectively, the "Obligations"), upon the first to occur of: (i) June 30, 2022; or (ii) any default by Maker under this Note, after Payee, in accordance with Section 6 hereof, notifies Maker that the Loan has been accelerated (the "Final Maturity Date").

3.

Security.  As a condition for Payee to agree to lend Maker the funds contemplated herein, Maker grants to Payee, a security interest in its property, tangible and intangible, including but not limited to: all accounts, now existing or subsequently arising; all contract rights of Maker now existing or subsequently arising; all accounts receivable, now existing or subsequently arising; all chattel paper, documents, and instruments related to accounts; all intellectual property, inventory, furniture, fixtures, equipment, and supplies now owned or subsequently acquired; and the proceeds, products, and accessions of and to any and all of the foregoing  as further described pursuant to the Security Agreement of even date herewith (the "Collateral").

4.

Payments. Maker shall pay all Obligations in lawful money of the United States in immediately available funds, free and clear of, and without deduction or offset for, any present or future taxes, levies, imposts, charges, withholdings, or liabilities with respect thereto; or any other defenses, offsets, set-offs, claims, counterclaims, credits, or deductions of any kind.. Each payment under this Note shall first be credited against accrued and unpaid interest, and the remainder shall be credited against principal. Payments shall be made to Payee at the address for Payee set forth in the signature page hereto or at such other place and/or bank account as may be specified from time to time by Payee in a written notice delivered to Maker. Maker may at any time in whole or in part, without premium or penalty, prepay the outstanding principal amount of this Note plus all then accrued but unpaid interest thereon.

5.

Usury Savings. Nothing in this Note shall require Maker to pay or permit Payee to collect from Maker interest exceeding the maximum amount permitted by law in commercial loan transactions between parties of the character of the parties to this Note. Maker shall not be obligated to pay any interest in excess of such maximum amount. The interest payable under this Note by Maker shall in no event exceed such maximum amount.

6.

Default. In the event of default in payment of this Note, Maker shall pay all costs of collection, including all costs and reasonable attorneys' fees and expenses, whether or not suit is filed on this Note. Upon any default in the payment of interest on or principal of this Note, the Payee may accelerate the Obligations, which shall thereupon become immediately due and payable in full.

7.

Overdue Rate. If any payment required by this Note becomes more than five days overdue, then the Interest Rate shall, during the period of default, be 2% higher than the otherwise applicable rate.

8.

Notices. All notices, requests, instructions or consents required or permitted under this Note shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten (10) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent to the addresses listed on the signature page hereto (or to such other address or facsimile number as may be designated by either Maker or Payee by giving the other written notice pursuant to this Section 8).

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Waivers. Maker and any endorsers and guarantors of this Note, and all others who may become liable for all or any part of the obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note. THE PARTIES WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE.

10.

GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, AS APPLIED TO AGREEMENTS AMONG FLORIDA RESIDENTS ENTERED INTO AND WHOLLY TO BE PERFORMED WITHIN THE STATE OF FLORIDA (WITHOUT REFERENCE TO ANY CHOICE OR CONFLICTS OF LAWS RULES OR PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

11.

Amendments and Waivers. This Note may not be modified or amended and no waiver shall be effective unless such modification, amendment or waiver is in writing and executed by Maker and Payee. No failure or delay by Payee in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement by Payee of any other right, power or privilege.

12.

Assignment. The Payee mass assign its rights under this Note; provided, however, the Maker may not assign any obligation under this Note and any purported assignment by Maker shall be in violation of the terms hereof and shall be void ab initio.

13.

Severability. If any provision in this Note is found or held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Note which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by the Payee. In such event, Maker and Payee shall use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects their intent in with respect to this Note.

14.

Further Assurances. Maker shall execute, acknowledge, and deliver to Payee such additional documentation as Payee shall reasonably require to further evidence and confirm Maker's obligations under the Loan and this Note.

IN WITNESS WHEREOF, Maker by its duly authorized officer has executed this Promissory Note this ____ day of June, 2019.

PAYEE

Michael L. Reger
6001 Le Lac Rd
Boca Raton, Florida 33496

MAKER

GelTech Solutions, Inc.

By:
Michael Hull, CFO
1460 Park Lane South, Suite 1
Jupiter, FL 33458

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